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                                                                Exhibit 99.23(l)

                               PURCHASE AGREEMENT

Reserve Short-Term Investment Trust, a business trust organized under the laws of the State of Delaware (the "Trust"), on behalf of its series, Reserve Yield Plus Fund (the "Fund") and Reserve Management Company, Inc. ("RMCI") hereby agree as follows:

1. The Trust offers RMCI and RMCI hereby purchases 100,000 shares of beneficial interest of the Fund, which initially consists of 25,000 shares each of Class 12, 15, TT and R of Reserve Yield Plus Fund (the "Fund"); and consent to the reallocation of the purchase of such shares to one share per class other than Class 15 (Classes 8, 10, 12, 13, 20, 25, 35, 45, TT, 85, R and S) and
99,988 shares of Class 15; each having a par value of $.0001 per share (the "Shares"), at a price of $1.00 per Share (the "Initial Shares"). RMCI hereby acknowledges receipt of the Initial Shares and the Trust hereby acknowledges receipt from RMCI of $100,000.00 in full payment for the Initial Shares.

2. RMCI represents and warrants to the Trust that the Initial Shares are being acquired for investment purposes and not for the purpose of distributing them.

3. RMCI agrees that if any holder of the Initial Shares redeems such Shares in the Fund before one year after the date upon which the Fund commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational and offering expenses, in the same proportion as the Initial Shares being redeemed bears to the Initial Shares outstanding at the time of redemption. The parties hereby acknowledge that any Shares acquired by RMCI other than the Initial Shares have not been acquired to fulfill the requirements of Section 14 of the Investment Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational and offering expenses of the Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the 6th day of May, 2005.

                                    RESERVE SHORT-TERM INVESTMENT TRUST

ATTEST                                   By: /s/ Bruce R. Bent II

/s/ Amy W. Bizar                         Name: Bruce R. Bent II
                                         Title: President


                                    RESERVE MANAGEMENT COMPANY, INC.

ATTEST                                   By:   /s/ Bruce R. Bent

/s/ Amy W. Bizar                         Name: Bruce R. Bent
                                         Title: President